ENDORSEMENT
                           APPLICABLE TO TSA CONTRACTS

In this endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include Certificate.

When issued with this Endorsement, and as specified in the Data Pages this Contract is a "TSA Contract" which meets the requirements of Section 403(b) of the Code. This TSA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this TSA Contract. Also, your rights under this TSA Contract are not forfeitable. The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

SECTION 1.01 - ANNUITANT - the following is added to the existing definition:

You must be both the Annuitant and the Owner.

SECTION 1.14  EMPLOYER

The following is added at the end of the existing definition:

"Employer" means the Owner's current or prior employer which was the source of funds used to purchase this Contract. The Employer must be either of the following:

         (a) An organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or

         (b) A State, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in Section 170(b)(1)(A)(ii) of the Code.

The following definition is added:

SECTION 1.14A  403(B) ARRANGEMENT

A "403(b) Arrangement" means any plan or arrangement which qualifies under
Section 403(b) of the Code, including an annuity contract under Section 403(b)(1) or a custodial account under Section 403(b)(7) of the Code.


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The existing definition is replaced by the following:

SECTION 1.20  OWNER

 "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed.

The existing definition is replaced by the following:

SECTION 1.21   PLAN

"Plan" means a program established by an Employer for the purchase of annuity contracts under Section 403(b) of the Code for its employees. The Employer is the "Plan Administrator" within the meaning of Section 414(g) of the Code and applicable Treasury Regulations. An "ERISA Plan" is a Plan subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA").

The following definition is added:

SECTION 1.24A  REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments " means the payments from or with respect to this Contract which are required by Sections 403(b) and 401(a)(9) of the Code discussed in Section 8.08, "Required Minimum Distributions".

PART III - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of the existing provision:

SECTION 3.02 LIMITS ON CONTRIBUTIONS

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

The Contributions used to purchase this Contract must be from a 403(b) Arrangement.

The initial Contribution must be any one of the following:

o a direct transfer of funds from another 403(b) Arrangement under Revenue Ruling 90-24 or any successor provision; or
o  a direct rollover of funds from another 403(b) Arrangement; or
o a rollover of funds from another 403(b) Arrangement that you make within 60 days after receipt.


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


You may, with our agreement and subject to our documentation rules, make subsequent rollover and direct transfer Contributions to this Contract. A rollover Contribution is an eligible rollover distribution from an eligible retirement plan within the meaning of Section 402(c) of the Code.

A direct transfer Contribution is a direct transfer of funds from another 403(b) Arrangement ("Transferred Funds"). If you make a direct transfer Contribution, you must inform us at the time of making the Contribution the portion, if any, of the Transferred Funds which is (a) exempt from the "Restrictions on Payments" described below in Section 5.01 Withdrawals and (b) eligible for delayed distribution under the "Required Minimum Distribution Rules" described below in
Section 8.08. If you do not tell us, then we will treat all such amounts as being subject to the applicable payment restrictions and distribution requirements of the Code.

If so indicated on the Data Pages you may with our agreement and subject to our documentation rules, directly roll over after-tax funds from another eligible retirement plan which is a defined contribution plan within the meaning of Code
Section 402(c)(2).

Unless the Employer notifies us in accordance with our then current procedure at the time a Contribution is made that the Contribution has a different source, we will treat all Contributions as subject to the distribution restrictions described in "Restrictions on Payments" in Section 5.01 below.

Also, the Employer must tell us any additional restrictions that the Employer applies if a direct transfer contribution from another 403(b) Arrangement is made.

If we are notified that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract or another contract for the exclusive benefit of you and your beneficiaries.


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




PART V - WITHDRAWALS AND TERMINATION

The following provision is added at the end:

SECTION 5.01  WITHDRAWALS

Restrictions on Payments

No withdrawals, distributions or other payments, including Annuity Benefits described in Part VIII, may be made of Restricted Amounts (defined in the next sentence) until permitted. The restrictions of the preceding sentence apply to these funds (hereafter referred to as "Restricted Amounts"):

     A. Any funds attributable to contributions made pursuant to a salary reduction agreement with the Employer, including earnings on such "salary reduction contributions," less the amount of your December 31, 1988 account balance in the 403(b) Arrangement, if any; and

     B. Any funds which have been transferred directly or indirectly from a custodial account described in Section 403(b)(7) of the Code. All amounts in this Contract attributable to contributions directly transferred from a custodial account under section 403(b)(7) of the Code (including any part of a contribution which was directly transferred from a Section 403(b)(7) custodial account into another
         Section 403(b)(1) annuity contract and which is subsequently directly transferred into this Contract) are "Restricted Amounts."

Payments of Restricted Amounts may not be made until you (i) reach age 59-1/2,
(ii) have a severance from employment with the Employer; (iii) die; (iv) become "disabled" under Section 72(m)(7) of the Code or (v) suffer hardship under
Section 403(b)(11) of the Code. Payments of Contributions attributable to salary reduction (but not any earnings credited thereon) may be made in the case of hardship. A request for a withdrawal of Restricted Amounts on the grounds of disability or hardship must be sent with proof acceptable to us of such condition.

Unless you have made direct transfer Contributions to this Contract and you have also provided our Processing Office in writing with a "grandfather amount," all amounts under this Contract will be deemed attributable to salary reduction contributions made after December 31, 1988 and earnings credited thereon. A "grandfather amount" is your 403(b) Arrangement account balance as of December 31, 1988.

Other Restrictions on Distributions

If this Contract is purchased pursuant to an ERISA Plan the "Spousal Annuity and Consent Rules" provision, Section 8.09 of this Endorsement, also applies to a request for any distribution from this Contract.

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


The following section is added:

SECTION 5.03  DIRECT ROLLOVER OPTIONS

You (or a Beneficiary designated in Section 7.01 who is your surviving spouse) may elect to have all or any portion of your Cash Value (or death benefit in the case of a spousal beneficiary) paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 403(b), 402(c) and 401(a)(31) of the Code.

In order to elect this option all of the following requirements must be met:

         (a) The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for your spousal beneficiary).

         (b) The distribution must not include any after-tax contributions under this Contract except as otherwise permitted under the Code.

         (c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See "Annuity Benefits and Required Minimum Distributions", below). We reserve the right to determine the amount of the Required Minimum Distribution. If you elect an Annuity Benefit under Part VIII of this Contract which is either paying substantially equal periodic payments for a period of ten years or more, or is a life annuity, the direct rollover option is not available.

         (d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

PART VII - PAYMENT UPON DEATH

SECTION 7.01 BENEFICIARY

The following sentence is added at the end of the third paragraph of the existing section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.


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




The following is added at the end of the existing provision:

SECTION 7.02 PAYMENT UPON DEATH

Payment upon death is subject to the "Required Minimum Distribution Rules" of Sections 403(b) and 401(a)(9) of the Code. See Part VIII, "Annuity Benefits and Required Minimum Distributions".

The death benefit described in this Section will not be paid at your death before a supplementary contract has been issued and the coverage under this Contract (not including the [Retirement Income for Life] Benefit) will continue if the "Beneficiary Continuation Option" described in Section 7.04 is in effect.

[The following section is added:

SECTION 7.04 BENEFICIARY CONTINUATION OPTION:

Except as otherwise provided herein, this Section will apply only if you die before a supplementary contract has been issued and a death benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the death benefit described in the Section 7.02 is payable to the Beneficiary.

This Section 7.04 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in Section 7.01, the successor Annuitant is the oldest beneficiary of such trust.

If this Section 7.04 applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to Section 7.01.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. The continuation of your Contract does not include the [Retirement Income for Life] Benefit, which terminates at your death. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation

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

Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay that Beneficiary's share of the death benefit pursuant to Section 7.02 in a single sum.

     a. Each Continuation Beneficiary will automatically become the Annuitant as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under Section 7.01 of the Contract that we not separately account for each Beneficiary's portion of the interest in the Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of calculating the Required Minimum Distribution payments in Section 8.08B (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit, and the Continuation Beneficiary's share of the interest in the Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to the Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Contract will be made in accordance with requirements described in Section 8.08B (Minimum Distribution Rules-Required Payments After Death).

     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.

     g. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Section 8.08B (Minimum Distribution Rules-Required Payments After Death).


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


     h. The Continuation Beneficiary may not assign his/her share of the interest in the Contract. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.]

PART VIII - ANNUITY BENEFITS

The title of this Part is changed to "Annuity Benefits and Required Minimum Distributions".

Annuity Benefits are also subject to the "Restrictions on Payments" described above in Section 5.01, Withdrawals.

The following section is added:

SECTION 8.08  REQUIRED MINIMUM DISTRIBUTION RULES

Notwithstanding anything in this Contract to the contrary, this Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Section 8.08A below describes the Required Minimum Distribution payments to be made during your lifetime. Section 8.08B below describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest in this Contract is distributed to you.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit described in Part VIII or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another 403(b) Arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another 403(b) Arrangement that you maintain.

A.    REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Section 8.08A, your entire interest in this Contract will be distributed, or begin to be distributed, no later than your Required Beginning Date. For purposes of this Section 8.08A your Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year you reach age 70-1/2 or (b) the calendar year you retire from employment with the Employer.

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


If this Contract was purchased with a direct transfer of funds from another 403(b) Arrangement and you informed us at the time of purchase of the amount, as provided in Section 3.02 "Limits on Contributions", payments of the amount of your December 31, 1986 account balance transferred to this Contract must begin by age 75.

Your Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over your life, or the lives of you and your designated beneficiary, or a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.

MANNER OF PAYMENT

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Contract to an Annuity Benefit described in
Part VIII which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

Prior to the date that the Contract is annuitized lifetime distributions of your interest in this Contract must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

  (a) the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of your birthday in the calendar year for which the distribution is required; or



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




  (b) if your sole designated beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing your interest in this Contract (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your respective attained ages as of your respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to the date that this Contract is annuitized, your entire interest in this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial present value of any additional benefits that will be provided under this Contract, such as survivor benefits in excess of the dollar amount credited.

B.       REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER YOUR DEATH

         (a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If you die on or after lifetime Required Minimum Distribution payments begin, the remaining portion of your interest will continue to be distributed at least as rapidly as under the supplementary contract, Annuity Benefit in Part VIII or other option under this Contract.

         (b) Death Before Lifetime Required Minimum Distribution Payments Begin. If you die before lifetime Required Minimum Distribution payments begin, your entire interest will be distributed at least as rapidly as follows:

              (1) If your beneficiary is an individual other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with
                    Section 8.08B, paragraph (b)(3) below.


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




              (2) If your sole Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70-1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with
                    Section 8.08B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with
                    Section 8.08B paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the supplementary contract, Annuity Benefit in Part VIII, or other option under this Contract.

              (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under Section 8.08B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Section 8.08B and reduced by 1 for each subsequent year.


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         (c)    For purposes of paragraphs (a) and (b) of this Section 8.08B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Section 8.08A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

Prior to the date that this Contract is annuitized, distributions of any remaining interest in this Contract after your death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of your death is the quotient obtained by dividing your interest in this Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of your entire interest under this Contract in Section 8.08A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to the date that this Contract is annuitized, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial present value of any additional benefits that will be provided under this Contract, such as survivor benefits in excess of the dollar amount credited.

The following section is added:

SECTION 8.09  SPOUSAL ANNUITY AND CONSENT RULES:

This Section 8.09 applies only if an ERISA Plan applies.

If you are married, payments will be made in the form of a qualified Joint and Survivor Annuity as defined in Section 417(b) of the Code. If you are not married, payments will be made in the "Normal Form" of Annuity (as described in Part VIII of this Contract), unless you elect otherwise as described in this item. If you are married and die before payments have begun, payments will be made to your surviving spouse in the form of a Life Annuity unless at the time of your death there was a contrary election made pursuant to this Item. However, your surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan.



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




You may elect pursuant to the Plan and ERISA not to have payments made in the form of a qualified Joint or Survivor annuity or Life Annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to your spouse upon your death, your spouse may elect in accordance with the Plan and ERISA for a beneficiary other than the spouse to receive payments.

If you will not attain age 35 by the end of the current Plan year, you may make a special election to name a beneficiary other than the spouse to receive payment of the value of your interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which you will attain age 35. The elections will cease to be effective as of the first day of the Plan year in which you attain age 35 unless a new election naming a beneficiary other than the spouse is made pursuant to the terms of this Section 8.09.

Any such election must be consented to by your spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate beneficiary. However, no spousal consent will be required if you can prove to the satisfaction of the Employer and us, that you have no spouse or that you cannot locate the spouse. Also, if you have become legally separated from the spouse or have been abandoned (within the meaning of local law) and have a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a beneficiary other than your spouse must be consented to by your spouse and any election made under this paragraph to waive the spouse's benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of beneficiary will require new spousal consent.

The provisions requiring spousal consent in this item will also apply with regard to your election to take any withdrawal under the terms of the Plan. A spouse's written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal, unless you can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, you may choose to make payment in a single sum rather than in the form of a qualified Joint and Survivor Annuity or the "Normal Form" of Annuity as described in Part VIII of this Contract. Upon any payment made pursuant to this Section 8.09, we will be released from any and all liability for payment with respect to the Annuity Account Value.



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




PART IX - GENERAL PROVISIONS

The following is added at the end of the existing section:

SECTION 10.02  STATUTORY COMPLIANCE

If an annuity under the Contract fails to qualify as an annuity contract under
Section 403(b)(1) of the Code, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before a supplementary contract has been issued. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an annuity contract which meets the terms of Section 403(b)(1) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

SECTION 10.05  ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

Loans are not available under this Contract.

No amount to be paid under this Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee.

The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code. No interest under this Contract may be transferred to any persons other than us upon surrender of such interest.

AXA EQUITABLE LIFE INSURANCE COMPANY



/s/Christopher M. Condron                     /s/Pauline Sherman
-------------------------------------         -------------------------
Christopher M. Condron                        Pauline Sherman
President and Chief Executive Officer         Senior Vice President, Secretary
                                              and Associate General Counsel




E-2005IML-TSA                           14